Exhibit 3.1

Certificate of Amendment of

Amended and Restated Articles of Incorporation of

Aradigm Corporation

The undersigned hereby certifies that:

1. He is the Executive Chairman of the Board and Secretary of Aradigm Corporation, a California corporation (the “Corporation”).

2. Article III of the Amended and Restated Articles of Incorporation (the “Articles of Incorporation”) of the Corporation is amended to read in full as follows:

“This corporation is authorized to issue two classes of shares of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares that the corporation is authorized to issue is Fifty-Five Million Forty-Five Thousand Seven Hundred Sixty-Five (55,045,765). Fifty Million Forty-Five Thousand Seven Hundred Sixty-Five (50,045,765) shares shall be Common Stock. Five Million (5,000,000) shares shall be Preferred Stock.

The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized to determine and alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, and to fix the number of shares of any such series of Preferred Stock and the designation of any such series of Preferred Stock. The Board of Directors within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, may increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issuance of shares of that series.”

3. The foregoing amendment of the Articles of Incorporation has been duly approved by the Board of Directors of the Corporation.

4. The foregoing amendment of the Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Section 902 of the California Corporations Code. The total number of shares of Common Stock of the Company outstanding and entitled to vote for the amendment was 15,211,472 shares. There were no outstanding shares of Preferred Stock. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50%.

The undersigned further declares under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of his own knowledge.

Date: July 5, 2018

By:	/s/ John M. Siebert
	Name:	John M. Siebert
	Title:	Executive Chairman of the Board and Secretary